Exhibit 10.1

December 15, 2004

employee name
500 N. Loop 1604 E., Suite 250
San Antonio, Texas 78232

Dear :

           Reference is here made to that certain letter agreement dated November 11, 2003, between you and The Exploration Company of Delaware, Inc. (the "Company"), as amended by that certain letter agreement dated February 12, 2004, between you and the Company (collectively, the "Original Agreement"), and setting forth those benefits which the Company would provide to you in the event your employment with the Company is terminated after a "Change in Control of the Company", as defined in the Original Agreement and under the circumstances described therein. For your benefit and in order to assure your continued services for the benefit of the Company, the Company proposes to amend and restate the Original Agreement in order to create a base level of benefits and to entitle you to benefits after a "Change in Control of the Company", regardless of whether your employment with the Company is terminated after such event. Consequently, the Company proposes that this new agreement (the "Agreement"), amend, restate, supercede and wholly replace the Original Agreement in its entirety. It is proposed that the Agreement shall now be as follows:

           The Board of directors (the "Board") of the Company recognizes that your contribution to the past and future growth and success of the Company has been and will be substantial, and the Board desires to assure the Company of your continued services for the benefit of the Company, particularly in the face of a change in control.

           This Agreement therefore sets forth those benefits which the Company will provide to you in the event of a "Change in Control of the Company" [as defined in paragraph 2] under the circumstances described below.

1.           Term. If a Change in Control of the Company should occur while you are still an employee of the Company, then this Agreement shall continue in effect from the date of such Change in Control of the Company for so long as you remain an employee of the Company, but in no event for more than one full calendar year following a Change in Control of the Company; provided, however, that the expiration of the term of this Agreement shall not adversely affect your rights under this Agreement which have accrued prior to such expiration. If no Change in Control of the Company occurs before your status as an employee of the Company is terminated, this Agreement shall expire on your termination date. Prior to a Change in Control of the Company, your employment may be terminated by the Company with or without cause at any time upon written notice to you,

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December 15, 2004
Page 2

and in such event, you shall not be entitled to any of the benefits provided hereunder.

2.           Change in Control. For purposes of this Agreement, a "Change in Control of the Company" shall be deemed to have occurred if (A) there shall be consummated (I) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company's Common Stock would be converted in whole or in part into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (II) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (B) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (C) any "person" [as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")] other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (D) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period, or (E) any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

3.            Entitlement Following Change in Control. If a Change in Control of the Company shall occur while you are still an employee of the Company, you shall be entitled to the payments and benefits provided in paragraph 4 delivered to you on or before 30 days following the date of the Change in Control of the Company. However, the Company may defer such delivery to you for up to one full calendar year from the date of the Change in Control of the Company by continuing to employ you in the same geographic location and with the same or substantially the same salary and benefits and comparable duties and responsibilities as were in effect at the time of the Change in Control of the Company. Should the Company terminate your employment during such one-year period, the payments and benefits to which you are entitled under paragraph 4 shall be delivered to you on or before 10 days following the date of your termination. In the event your employment is not terminated by the Company within such one-year period, you shall nevertheless become entitled to the payments and benefits provided in paragraph 4 upon the first anniversary of the Change in Control of the Company.

employee name
December 15, 2004
Page 3

4.            Payments and Benefits Due. (i) Subject to the provisions of paragraph 3 above, in the event of a Change in Control of the Company, you shall be entitled to an amount equal to the sum of the following:

(x) your full base salary through the date on which your employment by the Company is terminated at the rate in effect on the date of the Change in Control of the Company; plus

(y)           an amount equal to the product of (a) the sum of your monthly base salary at the highest rate in effect during the 12-month period immediately preceding the date of the Change in Control of the Company, multiplied by (b) the number two, multiplied by (c) the number of years you have been employed by the Company preceding the date of the Change in Control of the Company (with any partial year being prorated), but in no event less than six times your monthly base salary at the highest rate in effect during the 12-month period immediately preceding the date of the Change in Control of the Company.

(ii)           You shall not be required to mitigate the amount of any payment provided for in this paragraph 4 or in paragraphs 6 or 15 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this paragraph 4 be reduced by any compensation earned by you as the result of employment by another employer after the date of termination of your employment by the Company, or otherwise.

(iii)           The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish your existing rights, or rights which would accrue solely as a result of the passage of time, under any employee benefit plan of the Company, any employment agreement or other contract, plan or arrangement of the Company, except to the extent necessary to prevent double payment under any other severance plan or program of the Company in effect at the date of termination of your employment.

5.            Gross-Up Provision. If any portion of any payments received by you from the Company (whether payable pursuant to the terms of this Agreement or any other plan, agreement or arrangement with the Company, its successors or any person whose actions result in a Change in Control of the Company) shall be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor statutory provision ("Excess Parachute Payments"), the Company shall pay to you such additional amounts as are necessary so that, after taking into account any tax imposed by such Section 4999 or any successor statutory provision only on any Net Excess Parachute Payments (as hereinafter defined), as well as on payments made pursuant to this sentence, and any federal and state income taxes payable as a result of any payments due you pursuant to this sentence, you are in the same after-tax position that you would have been in if such Section 4999 or any successor statutory provision did not apply and no payments were made pursuant to this sentence. "Net Excess Parachute Payments" shall mean that amount equal to the difference between (i) all Excess Parachute Payments and

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December 15, 2004
Page 4

(ii) all "parachute payments" (as that term is defined in Section 280G of the Code) attributable to the acceleration of the exercisability of stock options (or any right to receive cash in lieu thereof) under any plan of the Company or any successor or person whose actions result in a Change in Control of the Company.

6.           Successor's Binding Agreement. (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment on the date of the Change in Control of the Company (whether or not you terminate your employment). As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If you received payments pursuant to this paragraph 6 prior to termination of your employment, you shall not be entitled to any benefits hereunder at the time of any subsequent termination of your employment.

(ii)           This Agreement shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

7.           Employment. In consideration of the foregoing obligations of the Company, you agree to be bound by the terms and conditions of this Agreement and to remain in the employ of the Company during any period following any public announcement by any person of any proposed transaction or transactions which, if effected, would result in a Change in Control of the Company until a Change in Control of the Company has taken place or, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control of the Company. Subject to the foregoing, nothing contained in this Agreement shall impair or interfere in any way with your right to terminate your employment or the right of the Company to terminate your employment with or without cause prior to a Change in Control of the Company. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and you or as a right for you to continue in the employ of the Company, or as a limitation of the right of the Company to discharge you with or without cause prior to a Change in Control of the Company.

employee name
December 15, 2004
Page 5

8.           Injunctive Relief. You acknowledge and agree that the remedy of the Company at law for any breach of the covenants and agreements contained in paragraph 8 of this Agreement will be inadequate, and that the Company shall be entitled to injunctive relief as its sole and exclusive remedy against any such breach or any threatened breach. You represent and agree that such injunctive relief shall not prohibit you from earning a livelihood acceptable to you. The Company waives all right to any claim for damages or set-off in connection with any such breach of such covenants and agreements.

9.           Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company should be directed to the attention of the Chief Financial Officer of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.           Indemnification. The Company will indemnify you to the fullest extent permitted by the laws of the State of Delaware and the by-laws of the Company as in effect on the date of the Change in Control of the Company, in respect of all your services rendered to the Company and its subsidiaries prior to the date on which your employment is terminated. You shall be entitled to the protection of any insurance policies the Company now or hereafter maintains generally for the benefit of its directors, officers and employees (but only to the extent of the coverage afforded by the existing provisions of such policies) to protect against all costs, charges and expenses whatsoever incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been a director, officer or employee of the Company or any of its subsidiaries during your employment therewith.

11.           Further Assurances. Each party hereto agrees to furnish and execute such additional forms and documents, and to take such further action, as shall be reasonable and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.

12.           Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

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December 15, 2004
Page 6

13.           Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.           Legal Fees and Expenses. In addition to any other benefits to which you may be entitled hereunder, the Company shall pay all legal fees and expenses which you may incur as a result of the Company's contesting the validity, enforceability or your interpretation of, or determinations under, this Agreement or otherwise as a result of any termination as a result of which you are entitled to the benefits set forth in this Agreement.

16.           Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in San Antonio, Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award (which the parties agree may include any measure or type of damages or other remedy available at law or in equity) in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the date on which your employment is terminated during the pendency of any dispute or controversy arising under or in connection with this Agreement.

           If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this subject.

Sincerely,

THE EXPLORATION COMPANY OF
DELAWARE, INC.

By: /s/James E. Sigmon
Its: President

employee name
December 15, 2004
Page 7

AGREED TO this ____ day of
_____________, 2004.

_____________________________
employee name

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Agreements identical to the forgoing were entered into by and between the Exploration Company of Delaware, Inc., and its officers and employees, except for the following differences in the Agreements entered into with the following officers:

Name	Severance Amount in Section 4(i)(y)

Mr. James E. Sigmon

(y)    an amount equal to the product of (a) the sum of your annual base salary at the highest rate in effect during the 12-month period immediately preceding the date of the Change in Control of the Company, multiplied by (b) the number three

Mr. James J. Bookout Mr. Roberto R. Thomae and Mr. Peter M. Stark

(y)    an amount equal to the product of (a) the sum of your annual base salary at the highest rate in effect during the 12-month period immediately preceding the date of the Change in Control of the Company, multiplied by (b) the number two